Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated February 8, 2019 relating to the financial statements of Shire plc, appearing in the Form 6-K of Takeda Pharmaceutical Company Limited dated June 24, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte LLP

London, United Kingdom

June 24, 2020